Exhibit 10.2

SUPERVALU INC.

2012 STOCK PLAN

STOCK OPTION AGREEMENT

This agreement is made and entered into as of the grant date indicated below (the “Grant Date”), by and between SUPERVALU INC. (the “Company”) and the individual whose name appears below (“Optionee”).

The Company has established the 2012 Stock Plan (the “Plan”), under which key employees of the Company and its Affiliates may be granted Options to purchase shares of the Company’s common stock. Optionee has been selected by the Company to receive an Option subject to the provisions of this agreement. Capitalized terms that are used in this agreement, that are not defined, shall have the meanings ascribed to them in the Plan.

In consideration of the foregoing, the Company and Optionee hereby agree as follows:

1.	Option Grant. The Company hereby grants to Optionee, subject to Optionee’s acceptance hereof, the right and option to purchase the number of Shares indicated below at the exercise price per Share indicated below (the “Exercise Price”), effective as of the Grant Date. The Option has been designated as a Non-Qualified Stock Option (“NQ”) for tax purposes, the consequences of which are set forth in the prospectus that describes the Plan.

2.	Acceptance of Option and Stock Option Terms and Conditions. The Option is subject to and governed by the Stock Option Terms and Conditions (“Terms and Conditions”) attached hereto, which is incorporated in the terms and provisions of the Plan. To accept the Option, this agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company or Optionee must sign and return a copy of this agreement to the Company within sixty (60) days after the Grant Date. By so doing, Optionee acknowledges receipt of the accompanying Terms and Conditions and the Plan, and represents that Optionee has read and understands the same and agrees to be bound by the accompanying Terms and Conditions and the terms and provisions of the Plan. In the event that any provision of this agreement or the accompanying Terms and Conditions is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan shall govern. Any question of administration or interpretation arising under this agreement or the accompanying Terms and Conditions shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

3.	Vesting, Exercise Rights and Expiration. Except as otherwise provided in the accompanying Terms and Conditions: (i) thirty-three percent (33%) of the Option shall vest in three (3) equal annual installments on each of the first three anniversaries of the Grant Date, (ii) the vested portion of the Option may be exercised in whole or part, and (iii) the Option will expire on the expiration date indicated below (the “Expiration Date”).

Option Number:	%%OPTION_NUMBER%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Number of Shares:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Option Price:	%%OPTION_PRICE,’$999,999,999.99’%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%

SUPERVALU INC.	OPTIONEE:

/s/ David E. Pylipow
David E. Pylipow	%%FIRST_NAME%-% %%LAST_NAME%-%
Executive Vice President,	%%ADDRESS_LINE_1%-%
Human Resources & Communications	%%CITY%-% %%STATE%-% %%ZIPCODE%-%